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[LOGO]  PHOENIX LIFE INSURANCE COMPANY
        A Stock Company

DISABILITY BENEFIT RIDER

This Rider is part of the policy to which it is attached. Except as otherwise stated below, this Rider is subject to all of the provisions contained in the policy.

Coverage under this Rider will begin on the later of the Rider Issue Date and the first Monthly Calculation Date on which the premium applied results in a Net Policy Value that at least equals the Monthly Deduction for the policy (including the charge for this rider.)

                             RIDER SPECIFICATIONS

Policy Number             [9730000]

Covered Insured:          [John M. Doe]

Rider Issue Date:         [April 1, 2007]

Specified Annual Amount:  [$12,000]

                                  DEFINITIONS

Total Disability

Incapacity of the Covered Insured as a result of bodily injury or disease to engage for remuneration or profit in any occupation for which the Covered Insured is or becomes qualified:

    1. by training;

    2. by education; or

    3. by experience.

Total Disability is also defined to include the Covered Insured's entire and irrecoverable loss through bodily injury or disease of:

    1. the sight of both eyes;

    2. the use of both hands or both feet; or

    3. the use of one hand and one foot.

The Specified Monthly Amount - equals the Specified Annual Amount divided by
12. The Specified Annual Amount is shown above and is the maximum amount payable under this rider during a Policy Year. To the extent that the Specified Monthly Amount to be credited exceeds any premium limits then in effect, the Specified Monthly Amount will be reduced by such excess premium, but in no event will be less than zero.

                                    GENERAL

Disability Benefits

Subject to the terms of this rider, during the existence of any Total Disability of at least 6 months continuous duration but prior to the end of the disability benefit period as described below, we will credit a premium payment to the policy in an amount equal to the Specified Monthly Amount on each Monthly Calculation Date during such period, to the extent that the Specified Monthly Amount is not already being credited under a Disability Benefit Rider which provides coverage on another Insured under the policy.

07DPR                               - 1 -                                   NY

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Such disability benefit period will end on the later of:

    1. the Policy Anniversary on or immediately following the Covered Insured's 65/th/ birthday; or

    2. one year from the date the Total Disability commenced if such Total Disability commenced within the one-year period prior to the Policy Anniversary on or immediately following the Covered Insured's 65th birthday.

However, we will continue to apply such disability benefits to the policy on or after the Policy Anniversary on or immediately following the Covered Insured's 65th birthday if the Covered Insured has received disability benefits under this rider continuously during the entire 5-year period just prior to that date. Such disability benefits will then continue to be applied regardless of whether Total Disability continues after that Policy Anniversary.

Limitations and Conditions

No specified monthly amount will be credited or paid under this rider unless the following conditions are satisfied:

    1. We must receive at our Main Administrative Office and during the lifetime of the Covered Insured written notice of claim and due proof that:

       a. the Covered Insured is totally disabled at the time the proof is furnished to us; and

       b. the Covered Insured has been so totally disabled for the entire 6-month period immediately preceding that date.

   Any such proof will be subject to the requirements stated in the Required Proof of Disability section.

    2. The Total Disability must not have directly resulted from either:

       a. injuries willfully or intentionally self-inflicted including the use of any drug that contributes to the disability; or

       b. service by the Covered Insured in the military, naval, or air force of any country at war. By "war" we mean any declared war, undeclared war, or international police action with force of arms by any country, the United Nations, or any other assembly of nations.

    3. The Total Disability must have occurred:

       a. after the Rider Issue Date;

       b. after coverage under this rider begins;

       c. before coverage under this rider terminates; and

       d. while the policy is in force.

    4. If coverage under this rider terminates or the policy lapses or becomes void by its terms, we must receive proof of Total Disability no later than one year from that date to avoid invalidation or reduction in any disability benefits credited to the policy under the terms of this rider. However, failure to furnish such required proof within the time required shall not invalidate or reduce any such claim if it was not reasonably possible to give proof within such time, provided such proof is furnished as soon as reasonably possible and in no event, except in the absence of legal capacity, later than one year from the time proof is otherwise required.

    5. If multiple disability benefits would otherwise be payable under the policy due to Disability Benefit Riders on more than one Covered Insured, benefits will be limited to only one such rider such that the highest Specified Monthly Amount disability benefit amount will be credited or paid.`

    6. If the Total Disability occurs during the grace period the payment required under the policy to bring the policy out of default must first be paid to us.

07DPR                               - 2 -                                   NY

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Required Proof of Disability and its Continuance

In addition to requiring proof of Total Disability before granting any benefits under this rider, we have the right to require proof that the Total Disability continues. As part of any such proof, we shall have the right to have a physician of our choosing conduct such physical exams of the Covered Insured as we may reasonably require. After benefits under this rider have been received for a period of disability of more than two years, we will not require such exams more frequently than once a year.

Should there be a failure to furnish such proof or a refusal to permit such exams, or should the Covered Insured cease to be totally disabled before the Policy Anniversary on or immediately following the Covered Insured's 65th birthday:

    1. further disability benefits will not be applied; and

    2. any disability benefits already applied after that date will be charged as loans against the Policy unless repaid to us.

However, failure to furnish such required proof of disability within the time allowed shall not invalidate or reduce any claim if it was not reasonably possible to give proof within such time, provided such proof is furnished as soon as reasonably possible and in no event, except in the absence of legal capacity, later than one year from the time proof is otherwise required.

Limit on our Right to Contest this Rider

We cannot contest the validity of this rider except for failure to pay premiums after it has been in force during the lifetime of the Covered Insured for two years from the Rider Issue Date.

Monthly Rider Charges

The monthly charge for coverage under this rider is included in and part of the Monthly Deduction for the Policy. It is deducted on each Monthly Calculation Date until coverage under this rider terminates. The monthly Rider Charge is shown in the policy Schedule Pages.

Termination of This Rider

This rider will terminate on the first of any of the following events to occur:

    1. full surrender of the policy;

    2. lapse of the policy;

    3. we determine at any time during the life of the policy that a beneficiary or ownership designation has been procured in order to transfer ownership or any benefits under the policy to a third party without an insurable interest;

    4. death of the Covered Insured under this rider;

    5. the Policy Anniversary on or immediately following the Covered Insured's 65th birthday, unless continued as provided under the Disability Benefits section; or

    6. Our receipt on any Monthly Calculation Date of your written request, along with the policy, to cancel coverage under this rider.

                                                  Phoenix Life Insurance Company

                                                        /s/ John H. Beers
                                                  ------------------------------
                                                           [Secretary]

07DPR                               - 3 -                                   NY